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PACE® Select Advisors Trust

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PACE® Large Co Growth Equity Investments

PACE® Select Advisors Trust | Information Statement

787 Seventh Avenue
New York, New York 10019

February 17, 2022

Dear Shareholder,

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of PACE Large Co Growth Equity Investments ("Fund"), selects subadvisors for the Fund, a portfolio of PACE Select Advisors Trust ("Trust"), subject to approval of the Board of Trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed GQG Partners LLC ("GQG") and Polen Capital Management, LLC ("Polen") to serve as new subadvisors to the Fund. GQG and Polen each assumed investment advisory responsibility with respect to a separate portion of the Fund's portfolio on December 15, 2021.

In addition, at the recommendation of UBS AM, the Board has terminated Jackson Square Partners, LLC and Mar Vista Investment Partners, LLC ("Mar Vista") as subadvisors to the Fund, effective as of the close of business on December 14, 2021.

J.P. Morgan Investment Management, Inc. also currently serves as a subadvisor of the Fund, and will continue to be responsible for managing a separate portion of the Fund's assets (each separate portion, an "Allocated Portion"). Each subadvisor manages a portion of the

S1740

Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission ("SEC"), the appointments of GQG and Polen and the approval of corresponding investment subadvisory agreements between UBS AM and GQG and between UBS AM and Polen (each, a "Subadvisory Agreement") on the Fund's behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program, certain other advisory programs and through certain brokerage platforms. Other share classes are offered to investors not participating in the PACE Program or the applicable other advisory programs and brokerage platforms.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement and to allocate assets among the Fund's subadvisors. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of other subadvisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the principal underwriter of each portfolio's shares under an underwriting contract that requires UBS AM (US) to use its best efforts, consistent with its other businesses, to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of December 31, 2021, UBS AM had approximately $302.8 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $1.2 trillion in assets under management worldwide as of December 31, 2021. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. The principal business offices of UBS AM and UBS AM (US) are located at One North Wacker Drive, Chicago, Illinois 60606, at 787 Seventh Avenue, New York, New York 10019 and at 1285 Avenue of the Americas, New York, NY 10019. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

Table of Contents
Information regarding the PACESM Select Advisors Program	iii
Information regarding UBS AM	iii
PACE Large Co Growth Equity Investments	1
Background	1
Investment strategies of GQG	1
Investment strategies of Polen	2
New Subadvisory Agreements	4
Trustees' considerations—GQG	6
Trustees' considerations—Polen	9
SEC exemptive order	11
Additional information about UBS AM, UBS AM (US) and UBS Group AG	12
Additional information about GQG	12
Additional information about Polen	14
Reports to shareholders	Back cover

v

PACE Large Co Growth Equity Investments

Background

At the recommendation of UBS AM, the Board appointed GQG and Polen as new subadvisors for the Fund and approved each Subadvisory Agreement at a meeting held on November 16-17, 2021. GQG and Polen assumed investment advisory responsibilities and each Subadvisory Agreement became effective on December 15, 2021. The Trustees determined to approve each Subadvisory Agreement after a thorough analysis of the proposed services to be provided by each of GQG and Polen. The material factors considered by the Trustees in approving the Subadvisory Agreements are set forth below under "Trustees' considerations—GQG" and "Trustees' considerations—Polen."

Investment strategies of GQG

With respect to its Allocated Portion, GQG typically pursues a "growth style" of investing as it seeks to capture market inefficiencies which it believes are driven by investors' propensity to be too short-sighted and overly focused on quarter-to-quarter price movements rather than a company's fundamentals over a longer time horizon (5 years or more). GQG believes that this market inefficiency tends to lead investors to underappreciate the compounding potential of quality, growing companies. To identify this subset of companies, GQG generates investment ideas from a variety of sources, ranging from institutional knowledge and industry contacts to GQG's proprietary screening process that seeks to identify suitable companies based on several quality factors, such as rates of return on equity and total capital, margin stability and profitability. Ideas are then subject to rigorous fundamental analysis as GQG seeks to identify and invest in companies that it believes reflect higher quality opportunities on a forward-looking basis. Specifically, GQG seeks to buy companies that it believes are reasonably priced and have strong fundamental business characteristics and sustainable and durable earnings growth. GQG seeks to outperform peers over a full market cycle by seeking to capture market upside while limiting downside risk. For these purposes, a full market cycle can be measured from a point in the market cycle (e.g., a peak or trough) to the corresponding point in the next market cycle. Many of the stocks in which GQG invests may be considered to be "growth" stocks, in that they may have above-average rates of earnings growth and thus experience above-average increases in stock prices, subject to GQG's criteria for quality. GQG may also purchase stocks that would not fall into the traditional "growth" style box. GQG relies on individual stock selection driven by a bottom-up research process rather than seeking to add value based on "top-down", macro-based criteria.

GQG may sell a company if it believes that the company's long-term competitive advantage or relative earnings growth prospects have deteriorated, or GQG has otherwise lost conviction that the company reflects a higher quality opportunity than other available investments on a forward-looking basis. GQG also may sell a company if the company has met its price target or is involved in a business combination, if GQG identifies a more attractive investment opportunity, or if GQG wishes to reduce its portion of the fund's exposure to the company or a particular country or geographic region.

Investment strategies of Polen

With respect to its Allocated Portion, Polen invests in a focused portfolio of common stocks of large capitalization companies that it believes have a sustainable competitive advantage. Polen utilizes a bottom-up investment process that uses independent research to screen and identify investment candidates and build a concentrated and high-conviction portfolio of approximately 20 to 30 high-quality, durable and, in the view of the portfolio managers, lower-risk businesses. Polen employs financial and qualitative criteria (or guardrails) consistently, regardless of where a company is based or the industry or space in which it competes. These guardrails effectively shrink the investable universe from several thousand listed stocks to approximately 150 investment candidates, making Polen's investment process relatively efficient.

As well as bringing consistency and transparency to the investment process, Polen believes that its financial guardrails build in a strong bias toward larger capitalization businesses with organic growth at stable to increasing margins, little or no debt, high conversion of accounting earnings to cash flow and sustainably high returns on capital (typically above 20% on an economic basis). Businesses that employ financial engineering to enhance growth, as well as those that employ meaningful amounts of debt relative to cash flow, are likely to fall outside Polen's guardrails. Further, Polen's quality guardrails tend to eliminate companies classified in sectors such as financials, industrials, energy, materials, utilities, and real estate. Polen's sell discipline is the mirror image of its buy discipline. Polen strives for unemotional selling whenever a holding no longer clearly meets its financial and quality guardrails.

Polen believes stock prices follow earnings growth over time and it expects investment performance will be driven by business performance measured by earnings (the average rate of compound earnings per share growth) over a typical holding period. Polen aims to gain a thorough understanding of each business, its margin of safety, growth prospects, competitive moat, industry dynamics and management track record. The investment team also analyzes any material environmental, social or corporate governance related risks. This deep-dive research involves a thorough examination of SEC filings, news releases, management presentations, earnings announcements and related conference calls, and any other relevant public information. The portfolio managers are responsible for the final determination anticipating that each investment candidate will contribute positively to the portfolio's earnings growth while presenting a minimal level of risk.

The investment guardrails limit portfolio holdings, and any candidates for investment are those Polen views as more sustainable and predictable businesses, which gives Polen an extra degree of confidence in its estimates of long-term earnings growth. Polen's earnings estimates are based on conservative assumptions and are cash-adjusted to improve comparability and overcome the complexity of different accounting systems. The expected return calculations also factor in the return of capital to shareholders (dividends or share buybacks) provided they are funded with excess cash flow beyond the company's investment requirements. An investment candidate is generally added to the portfolio only if Polen expects it to generate a double-digit annualized return over a 5-year holding period.

Once an investment candidate has been included in the portfolio, Polen begins a process of ongoing monitoring and review of the business, designed mainly to identify any changes to an investment case. Companies in the portfolio are subject to continued quantitative screens and fundamental analysis. If a holding no longer meets the criteria that the investment team is looking for, then a decision is made to sell it irrespective of the market.

New Subadvisory Agreements

Under the relevant Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, GQG and Polen, respectively, will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended ("Investment Company Act").

Under the relevant Subadvisory Agreement, GQG and Polen, respectively, will bear all expenses incurred by it in connection with its services to its Allocated Portion of the Fund, but GQG and Polen, respectively, will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by GQG and Polen, respectively, under the relevant Subadvisory Agreement, UBS AM (not the Fund) will pay to GQG and Polen, respectively, a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

Each Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months each, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval or (ii) by vote of a majority of the outstanding voting securities of the Fund.

Each Subadvisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. Each Subadvisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to the relevant subadvisor. UBS AM also may terminate each Subadvisory Agreement, without payment of any penalty: (i) in the case of the Subadvisory Agreement with Polen, upon 120 days' written notice to Polen; (ii) in the case of the Subadvisory Agreement with GQG, upon 90 days' written notice to GQG; (iii) upon material breach by the relevant subadvisor of any of the representations, warranties and agreements contained in the Subadvisory Agreement; or (iv) immediately if, in the reasonable judgment of UBS AM, the relevant subadvisor becomes unable to discharge its duties and obligations under the Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Subadvisory Agreement with Polen provides that Polen may terminate the Subadvisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM. The Subadvisory Agreement with GQG provides that GQG may terminate the Subadvisory Agreement, without payment of any penalty, (i) on 90 days' written notice to UBS AM, or (ii) upon 60 days written notice to UBS AM in the event of a material breach by UBS AM of any of the representations, warranties and agreements set forth in Section 8 of the Subadvisory Agreement which results or will likely result in damage to GQG, and where UBS AM has not cured such alleged material breach that is brought to its attention during such period.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

Each Subadvisory Agreement provides that the relevant subadvisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Subadvisory Agreement.

Trustees' considerations—GQG

Background—At a meeting of the Board of the Trust on November 16-17, 2021, the members of the Board, including the Independent Trustees, considered and approved the proposed Subadvisory Agreement between UBS AM and GQG with respect to the Fund. Management discussed with the Board its proposal to terminate Mar Vista as subadvisor and to reallocate a portion of the resulting difference in proposed target allocations to GQG (with the remaining difference in proposed target allocations to be reallocated to a different subadvisor). In considering the approval of the Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and subadvisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending GQG as a subadvisor to the Fund.

In its consideration of the approval of the Subadvisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Subadvisory Agreement—The Board's evaluation of the services to be provided by GQG to the Fund took into account the Board's knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. It reviewed the purposes and investment objective of the Fund and UBS AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of GQG as a subadvisor to the Fund, including its "due diligence" concerning GQG and its belief that GQG's US equity strategy would benefit the Fund by, among other reasons, improving the Fund's risk-adjusted returns over full business cycles. The Board also received materials from GQG detailing its investment philosophy and spoke with representatives of GQG, who discussed with the Board that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to GQG in light of the nature, extent and quality of the subadvisory services anticipated to be provided by GQG. The Board noted that the proposed contractual subadvisory fee, along with the other subadvisory changes proposed by UBS AM, would result in an increase in the annualized subadvisory fees paid by UBS AM with respect to the Fund. The Board determined that the proposed subadvisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Subadvisory Agreement.

Fund performance—The Board received and considered performance information for the strategy provided by GQG. The Board also noted that, as GQG would be a new subadvisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Subadvisory Agreement.

Advisor profitability—Profitability of GQG or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the subadvisory fee was not relevant.

Other benefits to GQG—The Board was informed by management that GQG's relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management believed that GQG would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that GQG could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Trustees' considerations—Polen

Background—At a meeting of the Board on November 16-17, 2021, the members of the Board, including the Independent Trustees, considered and approved the proposed Subadvisory Agreement between UBS AM and Polen with respect to the Fund. Management discussed with the Board its proposal to terminate Mar Vista as subadvisor and to reallocate a portion of the resulting difference in proposed target allocations to Polen (with the remaining difference in proposed target allocations to be reallocated to a different subadvisor). In considering the approval of the Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and subadvisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending Polen as a subadvisor to the Fund.

In its consideration of the approval of the Subadvisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Subadvisory Agreement—The Board's evaluation of the services to be provided by Polen to the Fund took into account the Board's knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. It reviewed the purposes and investment objective of the Fund and UBS AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of Polen as a subadvisor to the Fund, including its "due diligence" concerning Polen and its belief that Polen's focus growth strategy would benefit the Fund by, among other reasons, improving the Fund's risk-adjusted returns over full business cycles. The Board also received materials from Polen detailing its investment philosophy and spoke with representatives of Polen, who discussed with the Board that investment phi-

losophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to Polen in light of the nature, extent and quality of the subadvisory services anticipated to be provided by Polen. The Board noted that the proposed contractual Subadvisory fee, along with the other subadvisory changes proposed by UBS AM, would result in an increase in the annualized subadvisory fees paid by UBS AM with respect to the Fund. The Board determined that the proposed subadvisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Subadvisory Agreement.

Fund performance—The Board received and considered performance information for the strategy provided by Polen. The Board also noted that, as Polen would be a new subadvisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Subadvisory Agreement.

Advisor profitability—Profitability of Polen or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the subadvisory fee was not relevant.

Other benefits to Polen—The Board was informed by management that Polen's relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management believed that Polen would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Polen could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment subadvisory agreement that has been entered into within 90 days of the effectiveness of the investment subadvisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at One North Wacker Drive, Chicago, Illinois 60606, at 787 Seventh Avenue, New York, New York 10019 and at 1285 Avenue of the Americas, New York, NY 10019. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is an investment adviser registered with the SEC and a member of the UBS Asset Management Division, which had approximately $1.2 trillion in assets under management worldwide as of December 31, 2021. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of December 31, 2021, UBS AM had approximately $302.8 billion in assets under management.

Additional information about GQG

GQG's principal address is 450 East Las Olas Boulevard, Suite 750, Fort Lauderdale, Florida 33301. As of December 31, 2021, GQG had approximately $91.2 billion in assets under management. Rajiv Jain and James Anders are the portfolio managers primarily responsible for the day-to-day management of GQG's Allocated Portion of the Fund.

The principal executive officers of GQG, as of the date of this document, are set forth below:

Name and Address	Position with GQG*
Rajiv Jain c/o GQG Partners LLC 450 E Las Olas Blvd #750 Fort Lauderdale, FL 33301	Chairman, Chief Investment Officer, and Portfolio Manager

Name and Address	Position with GQG*
Tim Carver c/o GQG Partners LLC 701 Pike St #2175 Seattle, WA 98101	Chief Executive Officer
Melodie Zakaluk c/o GQG Partners LLC 701 Pike St #2175 Seattle, WA 98101	Chief Financial Officer
Charles Falck c/o GQG Partners LLC 55 w 46th St 28th floor New York, NY 10036	Chief Operating Officer
Sal DiGangi c/o GQG Partners LLC 55 w 46th St 28th floor New York, NY 10036	Global Chief Compliance Officer
Rick Sherley c/o GQG Partners LLC 701 Pike St #2175 Seattle, WA 98101	General Counsel and Corporate Secretary

*  None of the principal executive officers above have principal employment other than their positions with GQG and its affiliates.

Below is information concerning other US registered investment companies with an investment objective similar to that of GQG's Allocated Portion of the Fund, for which GQG acts as the advisor or subadvisor:

Fund	Assets under management (as of December 31, 2021)	Contractual fee rate (as a percentage of average daily net assets) (including breakpoints)
GQG Partners US Quality Select Equity Fund	$887.4 million	0.45% on all assets
Comparable Adviser-Managed Fund—1	$254.53 million	0.28% up to $500 million 0.25% thereafter
Comparable Adviser-Managed Fund—2	$74.15 million	0.28% up to $1 billion 0.25% thereafter
Comparable Adviser-Managed Fund—3	$42.58 million	0.25%

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of GQG and did not pay any fees to GQG or its affiliates for services provided to the Fund.

Additional information about Polen

Polen's principal address is 1825 N.W. Corporate Boulevard, Suite 300, Boca Raton, Florida 33431. As of December 31, 2021, Polen had approximately $83.6 billion in assets under management. Dan Davidowitz and Brandon Ladoff are the portfolio managers primarily responsible for the day-to-day management of Polen's Allocated Portion of the Fund.

The principal executive officers of Polen, as of the date of this document, are set forth below:

Name and Address	Position with Polen*
Stan Moss c/o Polen Capital Management, LLC 1825 NW Corporate Boulevard, Suite 300 Boca Raton, Florida 33431	Chief Executive Officer
Jeb Doggett c/o Polen Capital Management, LLC 1825 NW Corporate Boulevard, Suite 300 Boca Raton, Florida 33431	Head of Corporate Strategy & Interim Head of Marketing
Graham Ward c/o Polen Capital Management, LLC 1825 NW Corporate Boulevard, Suite 300 Boca Raton, Florida 33431	Chief Financial Officer
Mike Guarasci c/o Polen Capital Management, LLC 1825 NW Corporate Boulevard, Suite 300 Boca Raton, Florida 33431	Chief Operating Officer
Brian Goldberg c/o Polen Capital Management, LLC 1825 NW Corporate Boulevard, Suite 300 Boca Raton, Florida 33431	General Counsel & CCO
Kevin Dolsen c/o Polen Capital Management, LLC 1825 NW Corporate Boulevard, Suite 300 Boca Raton, Florida 33431	Head of Distribution
Rachel Trock c/o Polen Capital Management, LLC 1825 NW Corporate Boulevard, Suite 300 Boca Raton, Florida 33431	Head of Human Resources

Name and Address	Position with Polen*
Damon Ficklin c/o Polen Capital Management, LLC 1825 NW Corporate Boulevard, Suite 300 Boca Raton, Florida 33431	Head of Team, Portfolio Manager & Analyst (LCG Team)
Rayna Lesser Hannaway c/o Polen Capital Management, LLC 500 Boylston Street, Suite 1100 Boston, Massachusetts 02116	Head of Team, Portfolio Manager & Analyst (SCG Team)
Damian Bird c/o Artisan Partners Limited Partnership 1st Floor, 15-18 Austin Friars London EC2N 2HE United Kingdom	Head of Team—Portfolio Manager & Analyst (EM Team)

*  None of the principal executive officers above have principal employment other than their positions with Polen and its affiliates.

Below is information concerning other US registered investment companies with an investment objective similar to that of Polen's Allocated Portion of the Fund, for which Polen acts as the advisor or subadvisor:

Fund	Assets under management (as of December 31, 2021)	Contractual fee rate (as a percentage of average daily net assets) (including breakpoints)
Polen Growth Fund	$13.6 billion	0.85% on all assets
Comparable Adviser-Managed Fund—1	$288 million	0.40% on the first $200 million 0.30% over $200 million
Comparable Adviser-Managed Fund—2	$376.5 million	0.275% on all assets

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Polen and did not pay any fees to Polen or its affiliates for services provided to the Fund.

Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

*****

If you have any questions, please contact your investment professional.

February 17, 2022
787 Seventh Avenue
New York, NY 10019

© UBS 2022. All rights reserved.
UBS Asset Management (Americas) Inc. is a subsidiary of UBS Group AG.

www.ubs.com/am-us

PACE® Select Advisors Trust

PACE® Large Co Growth Equity Investments

PACE Select | Information Statement—Notice

787 Seventh Avenue
New York, New York 10019

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

February 17, 2022

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Large Co Growth Equity Investments ("Fund"), a portfolio of PACE Select Advisors Trust ("Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of the Fund, selects subadvisors for the Fund, a portfolio of the Trust, subject to approval of the Board of Trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed GQG Partners LLC ("GQG") and Polen Capital Management, LLC ("Polen") to serve as new subadvisors to the Fund. GQG and Polen each assumed investment advisory responsibility with respect to a separate portion of the Fund's portfolio on December 15, 2021. In addition, at the recommendation of UBS AM, the Board has terminated Jackson Square Partners, LLC and Mar Vista Investment Partners, LLC as subadvisors to the Fund, effective as of the close of business on December 14, 2021.

J.P. Morgan Investment Management, Inc. also currently serves as a subadvisor of the Fund, and will continue to be responsible for managing a separate portion of the Fund's assets. Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time. Additional information about UBS AM, GQG, Polen, the subadvisory agreements between UBS AM and GQG and between UBS AM and Polen with respect to the Fund (each, a "Subadvisory Agreement"), and the Board's approval of each Subadvisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission, the appointments of GQG and Polen and the approval of the Subadvisory Agreements on the Fund's behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about February 25, 2022 to the Fund's shareholders of record as of February 11, 2022. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset-management/individual-investors-and-financial-advisors/products/ii_pace.html until at least June 5, 2022. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.